Exhibit 99.1

News Release

MEDIA CONTACTS:

Rand LaVonn (972) 855-3086

Mark Johnson to Lead Atmos Energy’s Nonutility Operations;

JD Woodward Retires from Top Spot

DALLAS (March 31, 2006)—Atmos Energy Corporation (NYSE: ATO) today announced that in accordance with its previous announcement in September 2005, Mark H. Johnson, currently vice president, nonutility operations of Atmos Energy, will become senior vice president, nonutility operations, effective April 1, 2006. As senior vice president, nonutility operations, Johnson will oversee approximately 130 employees in 22 states. Johnson will also serve as president of Atmos Energy Holdings, Inc., the parent of Atmos’ nonutility operations and will continue serving as president of Atmos Energy Marketing, LLC.

“Atmos Energy has enjoyed tremendous growth in our natural gas marketing and other related nonutility businesses, and Mark Johnson has been involved in many of the key decisions,” said Robert W. Best, Atmos Energy chairman, president and chief executive officer. “We look forward to continued growth and more marketing opportunities under Mark’s leadership.”

Johnson succeeds JD Woodward who announced his retirement in 2005, effective April 1, 2006. Woodward founded Woodward Marketing, L.L.C. in 1986. Atmos Energy acquired a 45 percent interest in Woodward Marketing in 1997 through a merger with United Cities Gas Company and acquired the remaining interest in Woodward Marketing in April 2001. In October 2003, Woodward Marketing, L.L.C. was renamed Atmos Energy Marketing, LLC. Under Woodward’s leadership, Atmos Energy’s nonutility operations, which are based in Houston, reported net income of approximately $55 million in 2005.

“JD Woodward’s wise counsel and keen business sense have been extremely valuable to Atmos Energy over the past nine years,” added Best. “JD has been a leader across our entire enterprise. He is an astute businessman, but more importantly, he is an outstanding person and a close friend. We will miss him and we wish him all the best in his retirement.”

Johnson, 46, previously served as executive vice president of Atmos Energy Marketing, with responsibilities for its natural gas trading and marketing operations. He joined Atmos Energy Marketing’s predecessor, Woodward Marketing, L.L.C., in 1992 as vice president of marketing and operations and was later promoted to senior vice president of marketing for the Midwest and Gulf Coast. He was named executive vice president of commercial operations in 2003. Johnson holds a bachelor of sciences degree in petroleum engineering from the University of Texas at Austin.

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas storage and pipeline assets, including one of the largest intrastate natural gas pipelines in Texas. For more information, visit www.atmosenergy.com.

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